Strategic Realty Trust, Inc.

Press Release	Contact:
Andrew Batinovich
(650) 343-9300
andrew.batinovich@glenborough.com

Strategic Realty Trust Responds to Claims by Former Advisor

San Mateo, CA, August 28, 2013: Strategic Realty Trust, Inc. (formerly known as TNP Strategic Retail Trust (“Company” or “Strategic”) responds to claims made by Thompson National Properties, LLC (collectively “Thompson”). Thompson affiliates were recently terminated as Strategic’s advisor and property manager. In general Thompson’s claims have no merit and many cases are complete fabrications.

Thompson Claim: “the Special Committee of the Board of Directors of Company… facilitated the takeover of the company by Glenborough, LLC without shareholder approval….”

Strategic Response: The Company’s Charter requires that Board of Directors contain a majority of Independent Directors and specially charges the Independent Directors to select, approve and negotiate the contract with the advisor on behalf of the shareholders and does not call for shareholders to approve any change of advisor. This Charter was prepared under the control and supervision of Thompson.

The Independent Directors formed a Special Committee in August of 2012 for the protection of shareholders after

•	Thompson was found to be paying fees to itself that had not been earned.
•	Thompson defaulted on certain of their corporate debt obligations
•	Thompson’s significant corporate losses and negative net worth grew to over $40 million

Thompson Claim: “The Special Committee hired Glenborough as a consultant in December 2012…..to do the same work Thompson was performing. In connection with the hiring of Glenborough, the Special Committee stripped Thompson of effectively all of its authority to advise and manage the Company.”

Strategic Response: The Special Committee was acting fully within its authority under the Company Charter to protect shareholders and to commence a transition to a new advisor. The contract with Glenborough was to commence the transition to the new advisory agreement. During the consulting period Glenborough performed many services for the Company including but not limited to, property and corporate accounting, SEC reporting, asset management and working with the Company’s lenders to secure consent for the change of the advisor and change of the property manager. The total fees (net of rebates) earned by Glenborough for the six months ended June 2013 were market based and were less than the total fees and overhead charges by Thompson for the same period in 2012.

Thompson Claim: The sale to Glenborough of a 12% interest in SRT Holdings (a Company subsidiary that holds five properties subject to the Key Bank debt) was at a below-market price.

Strategic Response: The price for the investment was based on an arm’s-length negotiation between the Special Committee and Glenborough. Thompson’s estimate of value for three of the five properties was essentially the same as the negotiated price. Thompson’s estimate of value for the other two properties was based on dated appraisals or discounted cash flow valuations that contained lofty leasing projections endorsed by Thompson that have not been realized under Thompson’s property management team.

The Special Committee unanimously approved the transaction with Glenborough as fair, reasonable and on terms no worse than could reasonably be expected from a third party. No fairness opinion was require. All closing costs were paid by the joint venture as is customary. The Company can buy out Glenborough at any time and based on the formula the buyout price today would likely be the price paid by Glenborough plus a prorated 7% annual return. There is no windfall as Thompson suggests. Given that the Key Bank debt associated with the five properties was in default and is subject to a forbearance agreement, most if not all third parties would have demanded a much higher preferred return. Further, the holder of that debt, KeyBank, approved the transaction, the appointment of Glenborough as the managing member of that entity, and the replacement of Thompson as property manager for those assets.

Thompson Claim: The Special Committee has now appointed Glenborough as a property manager, which Thompson believes may potentially breach various loan agreements.

Strategic Response: All of the Company’s lenders consented to the change of property managers.

Thompson Claim: Thompson claims that the Special Committee has delayed setting the Company’s annual meeting of the shareholders, and that Thompson is ready to turn over the shareholder records to a new transfer agent.

Strategic Response: The Company has been working for months trying to get complete shareholder records transferred to an independent third party transfer agent, but Thompson has refused to cooperate in those efforts. Thompson owns or controls the current transfer agent, and continues to demand and collect fees and reimbursements while refusing to turn over shareholder records, which are the property of the Company, not Thompson. Having failed to convince Thompson to turn over the Company’s property, the Company had no choice but to file suit against Thompson in an effort to obtain those records. In response to the lawsuit, Thompson furnished a partial list of the required information; however it was just a fraction of the data needed by the new transfer agent to fulfill its duties. It is disingenuous for Thompson to complain about the timing of the annual meeting while refusing to transfer complete and verifiable shareholder data to the Company’s new transfer agent so that it can assist the Company to take necessary steps to notice and hold a shareholder meeting.

Thompson Claim: Thompson claims Glenborough has “virtually no retail experience.”

Strategic Response: Glenborough and its predecessors have been involved in the ownership and management of retail properties for over 28 years, almost a decade longer than Thompson. Glenborough has owned and/or managed hundreds and hundreds of millions of dollars worth of shopping centers and retail properties.

Thompson Claim: Thompson claims Glenborough took over investment programs by Rancon and August Financial in the 1990’s and still holds some of these properties today and suggests Glenborough does not focus on achieving a liquidity event for investors.

Strategic Response: Glenborough did become the substitute general partner for some of the August Financial partnerships. Some of the partnerships merged into a publically traded NYSE listed REIT in 1996 (a major liquidity event) and the remaining partnerships and properties were liquidated over 15 years ago. Glenborough was hired to provide property management and accounting services to eight Rancon partnerships of which six were liquidated well over a decade ago. As for the remaining two, the general partner (not Glenborough) chose to hold. Glenborough, as a provider of property management and accounting services, was not empowered to make that decision; the general partner was the only entity with such authority.

Glenborough has an outstanding history of creating liquidity events for investors. In 1996 Glenborough formed a highly successful REIT which provided liquidity for many investors. In 2006 the management of Glenborough Realty Trust chose to sell their entire company to an affiliate of Morgan Stanley in a transaction valued at $1.9 billion, resulting in a 16.2% compounded annual return to investors for the 11 year lifespan of the REIT.

Thompson, on the other hand, has a recent track record marred by losses for the Bruin Fund, TNP 6700 Santa Monica and its troubled note programs (TNP 12% Notes Program, TNP 2008 Participated Notes Program and TNP Profit Participation Program, LLC), which have generated investor’s lawsuits..

Thompson Claim: Thompson claims that $1 million of fees paid to a prior auditor could have been avoided if the Special Committee had fired them when recommended by Thompson.

Strategic Response: Thompson did recommend terminating auditors in the third quarter of 2012, right after the auditor had found that Thompson had taken fees that not yet been earned. The auditor informed the Company that this was a significant deficiency in its internal controls and that the auditor would no longer rely upon the representations of Mr. Thompson as Company CEO. Total fees to the auditor of $1 million could not have been avoided as Thompson states because the total paid to the auditor was about $700,000 and a portion of that was earned before Thompson recommended terminating the auditor.

The Independent directors rightfully did not terminate the auditors mid-year after they found Thompson taking fees before they were earned.

Thompson Claim: Thompson claims excess travel including private air charter by the Independent Directors and Glenborough.

Strategic Response: All travel expenses by Independent Directors and Glenborough have been reasonable and customary and there has been no private air charter. Thompson did seek reimbursement from the Company in the past for jet fuel for a jet that was owned or leased by Thompson affiliates.

Thompson Claim: Thompson complains that the level of dividends paid to investors is unfair.

Strategic Response: The KeyBank Loan documents, negotiated by Thompson, prohibit the payment of dividends while the Company is in default under the loan. That default occurred in the 4th quarter of 2012, while Thompson was in control of the REIT, and was at least in part due to Thompson’s pursuit of the Lahaina acquisition. The Independent Directors had no choice but to suspend the dividend during the KeyBank loan default in order to avoid a foreclosure of those assets. The Company is working to cure those defaults, and as stated in our August 12, 2013 press release, we know that dividends are important to investors and are working towards a goal of resuming the payment of dividends.

Thompson Claim: Glenborough’s asset management fees are likely to be higher than Thompson’s asset management fee.

Strategic Response: The total fees to Glenborough are lower than the Thompson’s costs and fees by a substantial margin.

•	Applying the new fee structure to the 2012 actual results could have saved the Company $2,300,000 without considering equity selling costs.
•	Property management fees are reduced by 20% from 5% to 4% of rents.
•	The asset management fee is 60 basis points of total assets and replaces both Thompson’s asset management fee and reimbursement of overhead and staff accounting costs.
•	The fixed asset management fee with no overhead reimbursements is a much better structure for the Company as the cost is quantifiable and will alleviate disputes over the amount and the nature of reimbursements which disputes were common when Thompson served as advisor.
•	Acquisition fees reduced from up to 2.5% to 1%.

Thompson Claim: Thompson claims the Independent Directors were fully informed and approved of the onerous terms of the Lahaina financing.

Strategic Response: The acquisition presentation given to the Board had inadequate disclosure of the onerous loan terms and the risky cross default provisions that could trigger a default of the loan if Thompson and certain affiliates filed bankruptcy.

Given that the FINRA report shows that Thompson is possibly insolvent, and that a Thompson bankruptcy would trigger a loan default and yield maintenance charges, the Company was at real risk to a recourse deficiency judgment of possibly $10 million to $12 million in excess of the collateral value. That process would take many months and perhaps years to resolve, and during that period the Company would be unable to operate in a normal fashion.

Thompson Claim: Thompson claims that the Independent Directors rejected Thompson’s financing proposal that they believe would have avoided the Key Bank and Lahaina loan defaults.

Strategic Response: Thompson did present a plan to the Board after both loans were in default. The Independent Directors rightly rejected the proposal. Thompson’s plan called for permanent financing to be placed on three of the Key Bank properties, which would have limited the Company’s financial flexibility and would have hampered properties’ sales as a way to replenish working capital. The proposal also included a line of credit for $2.75 million from an affiliate of Thompson. The line of credit called for 19% annualized interest cost and an annualized fee on any undrawn funds under the line of 7.5%.

Thompson Claim: Thompson claims “Contrary to Special Committee statements, FINRA (Financial Industry Regulatory Authority) has not accused Thompson of securities violations and does not have any jurisdiction over Thompson”

Strategic Response: The Special Committee has not commented on the FINRA lawsuit. The Company is its August 12th press release did state the “ On July 30th 2013, FINRA charged Anthony W. Thompson and Thompson National Properties affiliates with securities violations, including misleading investors, withholding material information and possibly fraud in connections with offering and sale of certain investment programs. (Strategic was NOT one of the programs).” The programs referenced were the notes programs discussed above.

This statement is 100% accurate. Thomson choses to debate which Thompson affiliates were charged and are licensed and ignores the fact that Mr. Thompson himself was named by FINRA in its complaint.

To be very clear FINRA has not alleged any wrong doing in connection with Strategic Realty Trust.

Strategic Realty Trust, Inc is a non-traded real estate investment trust which owns a portfolio of primarily grocery anchored shopping centers. The company's portfolio consists of 19 shopping centers containing 1.9 million square feet that are anchored by such grocers as Publix, Safeway and Wal-Mart. For more information you may visit the company’s website at www.srtreit.com